Exhibit 3.5

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

ELEPHANT TALK COMMUNICATIONS, INC.

Steven van der Velden and Alex Vermeulen hereby certify as follows:

1.  They are the President and Secretary, respectively, of Elephant Talk Communications, Inc., a California corporation.

2.  The Amended and Restated Articles of Incorporation of said corporation, as amended, are hereby amended and restated in their entirety to read as follows:

ARTICLE 1.

The name of this corporation (“Corporation”) is Elephant Talk Communications, Inc.

ARTICLE 2.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code. This Corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

ARTICLE 3.

This Corporation is authorized to issue two classes of stock, designated “Preferred Stock” and “Common Stock,” respectively. The total number of shares which this Corporation shall have authority to issue is three hundred million (300,000,000), having no par value. The number of shares of Common Stock authorized to be issued is two hundred fifty million (250,000,000) shares, having no par value. The number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000), having no par value.

A. The holders of shares of the Common Stock shall be entitled to vote on all matters to be voted on by the shareholders of the Corporation and shall be entitled to one vote for each share thereof held of record.

B. The Preferred Stock may be issued from time to time by the board of directors as shares of one or more series, without further shareholder approval. Subject to the provisions hereof and the limitations prescribed by law, the board of directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular wholly unissued series and, if and to the extent from time to time required by law, by filing with the California Secretary of State a certificate setting forth the resolutions so adopted pursuant to the General Corporation Law of California, to establish the number of shares to be included in each such wholly unissued series of Preferred Stock and to fix the designation and relative powers, including voting powers, preferences, rights, qualifications and limitations and restrictions thereof, relating to the shares of each such wholly unissued series of Preferred Stock. The rights, privileges, preferences and restrictions of any such additional wholly unissued series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The board of directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The authority of the board of directors with respect to each wholly unissued series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the distinctive serial designation of such series and the number of shares constituting such series;

(ii) the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

(iii) whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(iv) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund;

(v) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(vii) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

(viii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.
Upon the effectiveness (the “Effective Date”) of the certificate of amendment to the Articles of Incorporation containing this sentence, each twenty five (25) shares of the Common Stock issued and outstanding as of the date and time immediately preceding June 10, 2008, the effective date of a reverse stock split (the “Split Effective Date”) shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of Common Stock. There shall be no fractional shares issued. A holder of record of Common Stock on the Split Effective Date who would otherwise be entitled to a fraction of a share shall have the number of new shares to which they are entitled rounded up to the nearest number of whole shares. No shareholders will receive cash in lieu of fractional shares.

ARTICLE 4.

The number of directors to constitute the whole board of directors shall not be less than six (6) nor more than eleven (11), and the exact number of directors shall be fixed within these specified limits by the board of directors in the manner provided in the bylaws. Directors shall continue in office until others are elected and qualified in their stead. In case of any vacancies, by reason of an increase in the number of directors, removal by the shareholders or otherwise, subject to the rights of the holders of any series of Preferred Stock then outstanding, each additional director may be elected by a majority of the directors then in office to serve until the end of the term he or she is elected to fill and until his or her successor shall have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

Election of directors at all meetings of the shareholders at which directors are to be elected shall be by written ballot or in a manner otherwise determined by the by-laws of the Corporation, and, except with respect to the right of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, a plurality of the votes cast thereat shall elect directors.

ARTICLE 5.

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

ARTICLE 6.

The Corporation is authorized to provide indemnification of agents, as defined in Section 317 of the California General Corporation law, through bylaw provisions, agreements with such agents, votes of shareholders or disinterested directors otherwise, or any combination of the foregoing, in excess of the indemnification otherwise permitted by said Section 317, subject only to the limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the Corporation and its shareholders.

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3. The foregoing amendment and restatement of the Articles of Incorporation of Elephant Talk Communications, Inc. has been duly approved by the Board of Directors of said corporation.

4. The foregoing Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders of the Corporation in accordance with sections 603 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation entitled to vote with respect to the foregoing amendment and restatement of the Articles of Incorporation was 238,265,927 shares of Common Stock. The number of shares voting in favor of this amendment and restatement equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock.

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We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: June 7, 2008

/s/ Steven van der Velden
Steven van der Velden, President

/s/ Alex Vermeulen
Alex Vermeulen, Secretary